FORM 4                                U.S. Securities and Exchange Commission
[  ]  Check box if no longer subject          Washington, D.C. 20549
      to Section 16.  Form 4 or Form 5
      obligations may continue.  See
      Instruction 1(b).

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                      Section 17(a) of the Public Utility
         Holding Company Act of 1935 or Section 30(f) of the Investment
                              Company Act of 1940

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1. Name and Address of Reporting Person            2. Issuer Name and Ticker or Trading Symbol      6. Relationship of Reporting
                                                                                                       Person to Issuer
                                                                                                      (Check all applicable)

   Goldfarb, Gary M.                                Fusion Networks Holdings, Inc. -  "FUSN"
                                                                                                       X   Director
                                                                                                                          10% Owner
                                                                                                       X   Officer (give      Other
                                                                                                           title below)
                                                                                                       (Specify below)

                                                                                                     President and Chief Executive
                                                                                                     Officer
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(Last) (First) (Middle)                     3. IRS or Social Security                  4. Statement for Month/Year
                                               Number of Reporting Person
                                                      (Voluntary)                              October 2000
 8115 N.W. 29th Street
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(Street)                                                                                      5. If Amendment, Date of
                                                                                                 Original (Month/Year)
 Miami, Florida 33122
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(City)(State) (Zip)          Table I - Non-Derivative Securities, Acquired, Disposed of, or Beneficially Owned

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1. Title of      2. Transaction  3. Transaction    4. Securities Acquired (A)   5. Amount of      6. Ownership     7. Nature of
   Security         Date            Code              or Disposed of (D)           Securities        Form:            Indirect
(Instruction 3)                                                                    Beneficially      Direct (D)       Beneficial
                    (Month/Day/   (Instruction 8)   (Instructions 3, 4 and 5)      Owned at          or Indirect      Ownership
                     Year)                                                         End of            (I)             (Instruction 4)
                                                                                   Month            (Instruction 4)
                                                                                  (Instructions
                                                                                   3 and 4)
------------------ -------------- ---------- -----   --------- ------- -------- ---------------   --------------------- ------------

                                     Code     V       Amount     (A)     Price
                                                                  or
                                                                 (D)
------------------ -------------- ---------- -----   --------- ------- -------- ---------------   --------------------- ------------

Common Stock           10/13/00       P               3,500      A      $0.875
------------------ -------------- ---------- -----   --------- ------- -------- ---------------   --------------------- ------------

Common Stock           10/13/00       P               6,500      A      $0.906
------------------ -------------- ---------- -----   --------- ------- -------- ---------------   --------------------- ------------

Common Stock           10/17/00       P               7,000      A      $0.969       17,000             D
------------------ -------------- ---------- -----   --------- ------- -------- ---------------   --------------------- ------------

------------------ -------------- ---------- -----   --------- ------- -------- ---------------   --------------------- ------------

------------------ -------------- ---------- -----   --------- ------- -------- ---------------   --------------------- ------------

------------------ -------------- ---------- -----   --------- ------- -------- ---------------   --------------------- ------------

Reminder:  Report on a separate line for each class of  securities  beneficially owned directly or indirectly. (Over)

TableII - Derivative  Securities  Acquired,  Disposed of, or Beneficially  Owned
          (e.g. puts, calls, warrants, options, convertible securities.)

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1.Title of   2.Conver-   3.Trans-   4.Trans-     5.Number       6.Date      7.Title and    8.Price   9.Number  10.Own-    11.Nature
  Deriva-      sion or     action     action       of Deri-       Exercis-    Amount of      of        of         ership     of
  tive         exercise    Date       Code         vative         able        Underlying     Der-      Deriva-    Form       In-
  Security     Price of    (Month/    (Instruc-    Securities     and         Securities     iva-      tive       of         direct
  (Instruc-    Deriva-     Day/       tion 8)      Acquired       Expira-     (Instructions  tive      Securi-    Deriva-    Benefi-
  tion 3)      tive        Year)                   (A) or         tion        3 and 4)       Secur-    ties       tive       cial
               Security                            Disposed       Date                       ity       Benefi-    Secur-     Owner-
                                                   of (D)         (Month/                    (Ins-     cially     ity:       ship
                                                   (Instructions  Day/                       truc-     Owned      Direct     (Ins-
                                                   3 and 4)       Year)                      tion 5)   at End     (D) or     truc-
                                                                                                       of         Indirect   tion 4)
                                                                                                       Month      (I)
                                                                                                       (Instruc-  (Instruc-
                                                                                                       tion 4)    tion 4)

------------- ---------- --------- ------ ------ ------ ------  ------ ------- ------- ------ ------- --------    ---------- -------

                                      T      V     (A)    (D)     Date    Exp-   Title Amount
                                                                  Exer-   ira-         or Num-
                                                                  cisa-   tion         ber of
                                                                  ble     Date         Shares
------------- ---------- --------- ------ ------ ------ ------  ------ ------- ------- ------ -------  -------    ---------- -------

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


Explanation of Responses:



                      /s/ Gary Goldfarb               November 1, 2000
                    ----------------------------     ----------------------
                 **Signature of Reporting Person            Date

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).